Exhibt 99.1

Lincoln Educational Services Corporation Reports
Fourth Quarter and 2013 Year End Results

West Orange, New Jersey, March 5, 2014 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported fourth quarter and 2013 year end results and provided guidance for the first quarter and full year 2014.

Highlights:

•	Revenue of $345.0 million for the year ended December 31, 2013, representing a decrease of 9.9% from $382.8 million for the year ended December 31, 2012.

•
Non-GAAP net loss per share of ($0.28) from continuing operations for the year ended December 31, 2013 compared to non-GAAP net earnings per share of $0.18 as adjusted for the year ended December 31, 2012.  Non-GAAP (loss)/earnings per share is defined as continuing operations less impairments and the impact of the valuation allowance. Please see page 9 for “Reconciliation of Non-GAAP Financial Measures”.

o
GAAP net loss per share of ($2.28) for the year ended December 31, 2013 compared to GAAP net loss per share of ($1.68) for the year ended December 31, 2012.  GAAP loss per share for the year ended December 31, 2013 includes the impact of a valuation allowance of deferred tax assets.

•	Completed closure of five campuses as of December 31, 2013 with no regulatory issues.

•	Improved outcomes for 2013 in all key metrics –
o	Graduation rate improved to 64.6% from 63.8% in 2012.
o	90-10 ratio improved to 79.7% from 81.0% in 2012.
o	Placement rate improved to 75.4% from 73.2% in 2012.

Comment and Outlook
“Our three-year focus on student outcomes and regulatory compliance has yielded improved results in key metrics,” said Shaun McAlmont, Lincoln’s Chief Executive Officer.  “Notably, student retention and graduation rates have improved steadily, while our 3-year Cohort Default Rates have improved and are in compliance with federal regulations.  In addition, our 90/10 ratio is the lowest it has been in years, we have closed campuses that were no longer viable, reduced our ATB population and taught out fully online degree programs to focus on our programmatic strengths. Improvements in these areas were critical based on a new regulatory environment which does not favor the most economically and academically challenged students we serve.

Successful execution in these areas of regulatory compliance enables us to now focus our efforts on growing our student population. We have shifted resources to drive new student start growth. We have launched a series of initiatives which should contribute to growth throughout the year, including new scholarships and increasing the number of admissions representatives. In 2013, approximately 80% of our campuses were either profitable, or close to break even, while 20% did not meet our profitability expectations. Our initiatives are focused on increasing new student starts, rebuilding our population and driving profitability throughout our organization.”

2014 Guidance:

Quarter Ending March 31, 2014 -

•
Revenue of $77.0 million to $79.0 million, a decrease from $86.3 million, or 10.9%, from the first quarter of 2013.   Net loss per share from continuing operations of ($0.57) to ($0.60) per share as compared to net loss from continuing operations of ($0.17) per share for the first quarter of 2013.  Net loss per share for the first quarter of 2014 excludes any benefit for income taxes as any deferred taxes are expected to be offset by a full valuation allowance.

•	We expect student starts from continuing operations for the first quarter of 2014 to be up 1% to 3% from the first quarter of 2013.

Year Ending December 31, 2014 -

•
Revenue of $340.0 million to $350.0 million, essentially flat with the year ended December 31, 2013.   Net loss per share from continuing operations of ($0.62) to ($0.74) per share as compared to net loss per share from continuing operations of ($1.50) for the year ended December 31, 2013.  Net loss per share for 2014 and 2013 excludes any benefit for income taxes as any deferred taxes are expected to be offset by a full valuation allowance.

•
We expect student starts from continuing operations for the year ended December 31, 2014 to be up in the mid to high single digits as compared to starts from continuing operations for the year ended December 31, 2013.

The Board of Directors has set the record and payment dates for the dividend for the first quarter of 2014.   The cash dividend of $0.07 per share will be payable on March 31, 2014 to shareholders of record as of March 14, 2014.

Fourth Quarter 2013 Operating Performance from Continuing Operations

Revenue decreased 8.8% to $88.5 million for the quarter ended December 31, 2013 from $97.0 million for the quarter ended December 31, 2012.  This decrease was primarily due to an 11.6% decrease in average student population, which decreased to 15,013 for the quarter ended December 31, 2013 from 16,975 for the quarter ended December 31, 2012.  Our average student population was impacted by current economic conditions which have resulted in a number of potential students being hesitant to incur debt, and thus not enroll in our schools.  This has led to a significant decline in student starts and average student population. Average revenue per student increased 3.2% for the quarter ended December 31, 2013 from the quarter ended December 31, 2012 primarily from tuition increases.

Operating income for the quarter was $6.5 million as compared to operating loss of ($4.2) million in 2012.  Operating income margin for the quarter was 7.4% in 2013 as compared to an operating loss margin of 4.3% in 2012.

Educational services and facilities expenses decreased by $1.6 million, or 3.6%, to $42.3 million for the quarter ended December 31, 2013, from $43.9 million for the quarter ended December 31, 2012. The decrease was primarily due to a $1.3 million, or 5.7%, decrease in instructional expenses. The decrease in instructional expenses was primarily due to a reduction in the number of instructors and other related costs at our campuses resulting from lower student population.  Our educational expenses contain a high fixed cost component and are not as leverageable as some of our other expenses.  As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population.  As a percentage of revenue, educational services and facilities expense increased to 47.9% for the quarter ended December 31, 2013 from 45.3% for the quarter ended December 31, 2012.

Selling, general and administrative expenses decreased 7.8% to $39.6 million for the quarter ended December 31, 2013 from $43.0 million for the quarter ended December 31, 2012. The decrease was primarily due to a $3.0 million, or 13.0%, decrease in administrative expenses.  The decrease in administrative expenses was primarily due to a $1.3 million reduction in compensation and benefits.

For the quarter ended December 31, 2013, our bad debt expense as a percentage of revenue was 4.5% as compared to 4.2% for the quarter ended December 31, 2012.  As of December 31, 2013, we had outstanding loan commitments to our students of $36.5 million as compared to $34.7 million at December 31, 2012.  Loan commitments, net of interest that would be due on the loans through maturity, were $26.5 million at December 31, 2013, as compared to $25.0 million at December 31, 2012.

As a percentage of revenue, selling, general and administrative expenses for the quarter ended December 31, 2013 increased to 44.8% from 44.3% for the quarter ended December 31, 2012.

Our provision for income taxes for the quarter ended December 31, 2013 was $27.1 million, or (516.5%) of pretax income, compared to a provision for income taxes of $0.1 million, or 2.2%, of pretax loss for the quarter ended December 31, 2012. The effective tax rate increase was primarily due to a $24.5 million valuation allowance recorded for the quarter ended December 31, 2013 as described below.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets.  A significant piece of objective negative evidence was the losses incurred by us in recent years.  On the basis of this evaluation, we believe it is more likely than not that we will realize our net deferred tax assets.  As a result, as of December 31, 2013, we recorded a valuation allowance against our net deferred tax assets, excluding the indefinite life assets which generated a deferred tax liability.

Loss from continuing operations was ($21.9) million for the quarter ended December 31, 2013 compared to loss from continuing operations of ($5.3) million for the quarter ended December 31, 2012.  Diluted loss per share from continuing operations was ($0.97) for the quarter ended December 31, 2013 as compared to diluted loss per share from continuing operations of ($0.24) for the quarter ended December 31, 2012.

Fiscal 2013 Operating Performance from Continuing Operations

Revenue decreased 9.9% to $345.0 million in 2013 from $382.8 million in 2012.  This decrease was primarily due to a 12.3% decrease in average student population, which decreased to 15,009 for the year ended December 31, 2013 from 17,121 for the year ended December 31, 2012.  The decrease in average student population was impacted by regulatory changes under the Consolidated Appropriations Act, which eliminated our ability to enroll ATB students, as well as our decision in early 2012 to stop enrolling fully online students.  In addition, we believe current economic conditions increased the number of potential students who are hesitant to incur debt and thus have not enrolled in our schools.  These factors have led to a significant decline in student starts and average student population.  Average revenue per student increased 2.8% for the year ended December 31, 2013 from the year ended December 31, 2012 primarily from tuition increases.

Operating loss was ($9.6) million and ($14.0) million for the years ended December 31, 2013 and 2012, respectively.  Operating loss margin was 2.8% in 2013 as compared to an operating loss margin of 3.7% in 2012.

Educational services and facilities expenses decreased by $7.9 million, or 4.4%, to $172.7 million for the year ended December 31, 2013, from $180.6 million for the year ended December 31, 2012. The decrease was primarily due to a $6.6 million, or 7.0%, decrease in instructional expenses and a $1.3 million, or 7.3%, decrease in books and tools expense.  The decrease in instructional expenses was primarily due to a reduction in the number of instructors and other related costs at our campuses resulting from lower student population.  The decrease in books and tools expense is attributable to a decline in student starts of approximately 2,100 for the year ended December 31, 2013, compared to the year ended December 31, 2012.  Our educational expenses contain a high fixed cost component and are not as leverageable as some of our other expenses.  As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population.  As a percentage of revenue, educational services and facilities expense increased to 50.1% for the year ended December 31, 2013 from 47.2% for the year ended December 31, 2012.

Selling, general and administrative expenses decreased 6.6% to $178.5 million for the year ended December 31, 2013 from $191.0 million for the year ended December 31, 2012. The decrease was primarily due to a $9.0 million, or 8.6%, decrease in administrative expenses, a $2.6 million, or 3.9%, decrease in sales and marketing expenses and a $0.9 million, or 4.6%, decrease in student services expenses.  The decrease in administrative expenses was primarily due to a $5.2 million reduction in bad debt expense as well as a reduction in compensation and benefits.

For the year ended December 31, 2013, our bad debt expense as a percentage of revenue was 4.1% as compared to 5.1% for the year ended December 31, 2012.  As of December 31, 2013, we had outstanding loan commitments to our students of $36.5 million as compared to $34.7 million at December 31, 2012.  Loan commitments, net of interest that would be due on the loans through maturity, were $26.5 million at December 31, 2013, as compared to $25.0 million at December 31, 2012.

The decrease in sales and marketing expense was primarily due to a reduction in marketing expenses as well as a reduction in the number of admission representatives in order to align our cost structure to our student population.

As a percentage of revenue, selling, general and administrative expenses for the year ended December 31, 2013 increased to 51.7% from 49.9% for the year ended December 31, 2012.

Our provision for income taxes for the year ended December 31, 2013 was $19.6 million, or (138.3%) of pretax loss, compared to a benefit for income taxes of $2.8 million, or 15.1%, of pretax loss for the year ended December 31, 2012. The effective tax rate increase was primarily due to a $24.5 million valuation allowance recorded for the year ended December 31, 2013 as described below.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets.  A significant piece of objective negative evidence was the losses incurred by us in recent years.  On the basis of this evaluation we believe it is more likely than not that we will realize our net deferred tax assets.  As a result, as of December 31, 2013, we recorded a valuation allowance against our net deferred tax assets, excluding the indefinite life assets which generated a deferred tax liability.

Loss from continuing operations was ($33.8) million for the year ended December 31, 2013 compared to a loss from continuing operations of ($15.7) million for the year ended December 31, 2012.  Diluted loss per share from continuing operations was ($1.50) for the year ended December 31, 2013 as compared to diluted loss per share from continuing operations of ($0.71) for the year ended December 31, 2012.

Cash flows provided by operations was $3.2 million for the year ended December 31, 2013 as compared with $16.0 million for the year ended December 31, 2012.  The $12.7 million decrease in net cash primarily resulted from a reduction in net income offset by other working capital items.  We anticipate that we will be able to meet our short-term cash needs, as well as our need to fund operations and meet our obligations beyond the next twelve months with cash generated by operations, existing cash balances and borrowings under our credit facility.

Balance Sheet

We had $67.4 million of cash, cash equivalents and restricted cash at December 31, 2013 compared with $61.7 million at December 31, 2012.  Total debt and capital lease obligations increased to $90.1 million at December 31, 2013 from $73.5 million at December 31, 2012.  Stockholders’ equity decreased to $145.2 million at December 31, 2013 from $198.5 million at December 31, 2012 and reflects the payment of $6.7 million of dividends in 2013.

Student Metrics from continuing operations

Starts and Population

	Year Ended			Three Months Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change

Average population - excluding short programs	15,009	17,121	-12.3%	15,013	16,975	-11.6%

End of period population - excluding short programs	13,740	15,516	-11.4%	13,740	15,516	-11.4%
End of period population - short programs	104	160	-35.0%	104	160	-35.0%

Student starts - excluding short programs	16,260	18,355	-11.4%	2,402	2,589	-7.2%
Student starts - short programs	1,192	755	57.9%	31	133	-76.7%

	2013 Quarterly
	First	Second	Third	Fourth

Average population - excluding short programs	15,569	14,500	14,956	15,013

End of period population - excluding short programs	15,229	13,985	15,951	13,740
End of period population - short programs	261	255	466	104

Student starts - excluding short programs	3,738	3,597	6,523	2,402
Student starts - short programs	330	330	501	31

Average Population Mix by Vertical

	December 31,
	2013	2012

Automotive	42.0%	39.8%
Health sciences	30.4%	32.7%
Skilled trades	13.4%	12.7%
Hospitality services	8.8%	9.3%
Business & IT	5.4%	5.5%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 877-703-6105 (domestic) or 857-244-7304 (international) and citing code 88951998. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 12260547.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 33 campuses and 5 training sites in 15 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute.  As of December 31, 2013, 13,740 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2012 and our subsequent quarterly reports on Form 10-Q.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's annual report on Form 10-K for the year ended December 31, 2012 and our subsequent quarterly reports on Form 10-Q.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)
	2013	2012	2013	2012

REVENUE	$88,475	$96,962	$345,024	$382,773
COSTS AND EXPENSES:
Educational services and facilities	42,336	43,895	172,685	180,610
Selling, general and administrative	39,603	42,976	178,494	191,033
Loss (gain) on sale of assets	2	(40)	(506)	(75)
Impairment of goodwill and long-lived assets	-	14,289	3,908	25,221
Total costs & expenses	81,941	101,120	354,581	396,789
OPERATING INCOME (LOSS)	6,534	(4,158)	(9,557)	(14,016)
OTHER:
Interest income	-	1	37	2
Interest expense	(1,284)	(1,063)	(4,667)	(4,475)
Other income	-	-	18	14
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,250	(5,220)	(14,169)	(18,475)
PROVISION (BENEFIT) FOR INCOME TAXES	27,116	114	19,591	(2,791)
LOSS FROM CONTINUING OPERATIONS	(21,866)	(5,334)	(33,760)	(15,684)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(10,279)	(6,605)	(17,526)	(21,502)
NET LOSS	$(32,145)	$(11,939)	$(51,286)	$(37,186)
Basic
Loss per share from continuing operations	$(0.97)	$(0.24)	$(1.50)	$(0.71)
Loss per share from discontinued operations	(0.45)	(0.30)	(0.78)	(0.97)
Net loss per share	$(1.42)	$(0.54)	$(2.28)	$(1.68)
Diluted
Loss per share from continuing operations	$(0.97)	$(0.24)	$(1.50)	$(0.71)
Loss per share from discontinued operations	(0.45)	(0.30)	(0.78)	(0.97)
Net loss per share	$(1.42)	$(0.54)	$(2.28)	$(1.68)
Weighted average number of common shares outstanding:
Basic	22,618	22,266	22,513	22,195
Diluted	22,618	22,266	22,513	22,195

Other data:

Adjusted EBITDA (1)	$12,058	$15,937	$16,371	$35,313
Depreciation and amortization from continuing operations	$5,524	$5,806	$22,002	$24,094
Number of campuses/training sites from continuing operations	38	38	38	38
Average enrollment from continuing operations	15,013	16,975	15,009	17,121
Stock-based compensation	$540	$1,731	$2,995	$4,339
Net cash provided by operating activities	$12,583	$7,885	$3,246	$15,986
Net cash used in investing activities	$(3,004)	$(2,018)	$(5,788)	$(10,187)
Net cash (used in) provided by financing activities	$(2,943)	$35,412	$(46,280)	$29,385

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)
(Unaudited)

	2013 Quarterly
	First	Second	Third	Fourth

REVENUE	$86,270	$81,751	$88,527	$88,475
COSTS AND EXPENSES:
Educational services and facilities	43,573	42,398	44,377	42,336
Selling, general and administrative	50,020	45,640	43,232	39,603
(Gain) loss on sale of assets	(11)	(196)	(301)	2
Impairment of goodwill and long-lived assets	93	3,815	-	-
Total costs & expenses	93,675	91,657	87,308	81,941
OPERATING (LOSS) INCOME	(7,405)	(9,906)	1,219	6,534
OTHER:
Interest income	2	15	20	-
Interest expense	(1,092)	(1,202)	(1,088)	(1,284)
Other income	-	18	-	-
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(8,495)	(11,075)	151	5,250
(BENEFIT) PROVISION FOR INCOME TAXES	(3,213)	(4,387)	74	27,116
(LOSS) INCOME FROM CONTINUING OPERATIONS	(5,282)	(6,688)	77	(21,866)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(2,205)	(2,690)	(2,353)	(10,279)
NET (LOSS) INCOME	$(7,487)	$(9,378)	$(2,276)	$(32,145)
Basic
(Loss) earnings per share from continuing operations	$(0.24)	$(0.30)	$0.00	$(0.97)
Loss per share from discontinued operations	(0.10)	(0.12)	(0.10)	(0.45)
Net (loss) income per share	$(0.33)	$(0.42)	$(0.10)	$(1.42)
Diluted
(Loss) earnings per share from continuing operations	$(0.24)	$(0.30)	$0.00	$(0.97)
Loss per share from discontinued operations	(0.10)	(0.12)	(0.10)	(0.45)
Net (loss) income per share	$(0.33)	$(0.42)	$(0.10)	$(1.42)
Weighted average number of common shares outstanding:
Basic	22,414	22,497	22,528	22,618
Diluted	22,414	22,497	22,811	22,618

Selected Consolidated Balance Sheet Data:	December 31, 2013
(In thousands)

Cash, cash equivalents and restricted cash	$67,386
Current assets	103,622
Working capital	47,041
Total assets	305,949
Current liabilities	56,581
Long-term debt and capital lease obligations, including current portion	90,116
Total stockholders’ equity	145,196

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  Non-GAAP Earnings (Loss) Per Share, EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define Non-GAAP Earnings (Loss) Per Share as loss per share from continuing operations before impairment of goodwill and long-lived assets and the impact of the valuation allowance.  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets.  Non-GAAP Earnings (Loss) Per Share, EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)

	2013	2012	2013	2012

Net loss from continuing operations	$(21,866)	$(5,334)	$(33,760)	$(15,684)
Interest expense, net	1,284	1,062	4,630	4,473
Provision (benefit) for income taxes	27,116	114	19,591	(2,791)
Depreciation and amortization	5,524	5,806	22,002	24,094
EBITDA	12,058	1,648	12,463	10,092
Impairment of goodwill and long-lived assets	-	14,289	3,908	25,221
Adjusted EBITDA	$12,058	$15,937	$16,371	$35,313

Following is a reconciliation of GAAP to Non-GAAP Earnings (Loss) Per Share:

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012

GAAP Net Loss Per Share	$(1.42)	$(0.54)	$(2.28)	$(1.68)

Add back -
Discontinued operations	$(0.45)	$(0.30)	$(0.78)	$(0.97)

Loss from continuing operations	$(0.97)	$(0.24)	$(1.50)	$(0.71)

Non-cash add backs -
Impairment of goodwill and long-lived assets	$-	$0.64	$0.17	$1.14

	$(0.97)	$0.40	$(1.33)	$0.43
Impact of valuation allowance	$1.11	$(0.16)	$1.05	$(0.25)

Non-GAAP Earnings (Loss) Per Share	$0.14	$0.24	$(0.28)	$0.18

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CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340